Exhibit 21.1
Subsidiaries of Registrant

Fixed Income Discount Advisory Company, Delaware corporation
RCap Securities, Inc., Maryland corporation
Merganser Capital Management, Inc., Delaware corporation
FIDAC Housing Cycle Fund, LLC, Delaware limited liability company
FHC Master Fund, Ltd., a Cayman Islands exempted company (wholly owned subsidiary of FIDAC Housing Cycle Fund, LLC)
Shannon Funding LLC, Delaware limited liability company
Charlesfort Capital Management LLC, Delaware limited liability company
FIDAC FSI LLC, Delaware limited liability company
FIDAC Europe Limited,  a United Kingdom private limited company (wholly owned subsidiary of Fixed Income Discount Advisory Company)